Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 12, 2007	OTCBB: LFVN
LIFEVANTAGE CORPORATION ANNOUNCES
Q4 AND FY 2007 FINANCIAL AND OPERATING RESULTS
GREENWOOD VILLAGE, Colorado — LifeVantage Corporation (OTCBB: LFVN), maker of Protandim®, today announced results for its year ended June 30, 2007. The Company recorded net revenues of $5.1 million and a net loss of $(3.7) million, or $(0.17) per share, for its year ended June 30, 2007. For its year ended June 30, 2006, the Company reported net revenues of $7.2 million and a net loss of $(2.7) million, or $(0.12) per share.
For its fourth fiscal quarter 2007, the Company recorded net revenues of $0.8 million and a net loss of $(0.5) million, or $(0.02) per share. For its fourth fiscal quarter 2006, the Company reported net revenues of $1.1 million and a net loss of $(1.6) million, or $(0.07) per share.
During fiscal year 2007, the Company focused on further developing the science supporting Protandim®, expanding its distribution relationships and reducing expenses in response to a decline in direct sales. While the Company has managed to reduce cash burn significantly, the Company is continually striving to improve sales in a cost effective way.
During fiscal 2007, the Company reported progress on more than 20 human clinical and laboratory studies involving Protandim® taking place at universities and hospitals in six countries. Almost all of the studies were initiated as a result of the published, peer-reviewed human clinical trial conducted by Protandim® developers, Dr. Joe McCord and his colleagues, which demonstrated that Protandim® increased the blood levels of at least two important antioxidant enzymes while significantly decreasing oxidative stress. On July 10, 2007 the Protandim® formulation was granted a U.S. Patent.
On the distribution front, the Company renewed its relationship with its largest customer GNC and Protandim® became available through CVS/pharmacy, Vitamin Shoppe, Vitamin Cottage, Seattle Super Supplements, Akin’s and Chamberlin’s and Drugstore.com.
While sales for the year were disappointing, the Company responded with a significant reduction in operating expenses as a result of selective cost cutting measures. These costs for the fourth quarter of 2007 declined 50% from previous quarters and the Company believes the reduction in cash burn will enable it to position itself in an approximate break even cash flow status during fiscal year 2008.

On September, 26, 2007, the Company closed an offering of convertible debentures which resulted in cash proceeds of approximately $956,000. This provides the Company with the cash resources to launch new cost-effective targeted marketing initiatives and support expanded scientific studies.
About Protandim®
Protandim® is a patented dietary supplement that increases the body’s natural antioxidant protection by inducing two protective enzymes, superoxide dismustase (SOD) and catalase (CAT). These naturally occurring enzymes simply become overwhelmed by free radicals as we get older. Oxidative stress (cell damage caused by free radicals) occurs as a person ages, when subjected to environmental stresses or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, with this decrease shown to be maintained at 120 days. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.
About LifeVantage Corporation
LifeVantage Corporation markets Protandim®. LifeVantage Corporation is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifevantage.com.
Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These factors are difficult to accurately predict and may be beyond the control of the Company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages and the length of time for scientific advances to reach the market (if they ever reach the market). These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-KSB and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the Company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company. The Company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
# # #

CONTACTS:

LifeVantage Corporation
Bradford K. Amman	Phone: 720-488-1711
Fax: 303-565-8700

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the fiscal years and quarters ended June 30, 2007 and June 30, 2006

	Fourth Quarter ended	Fourth Quarter ended
	June 30, 2007	June 30, 2006	Fiscal year ended	Fiscal year ended
	(Unaudited)	(Unaudited)	June 30, 2007	June 30, 2006
Revenues
Sales, net	$843,470	$1,098,852	$5,050,988	$7,165,819
Cost of Sales	184,548	235,641	1,022,792	1,491,332

Gross profit	658,922	863,221	4,028,196	5,674,487

Operating expenses:
Marketing and customer service	385,686	1,587,680	2,991,302	4,259,711
General and administrative	764,776	827,376	4,448,236	4,169,647
Research and development	49,907	65,887	245,561	114,163

Total operating expenses	1,200,369	2,480,943	7,685,099	8,543,521

Operating (loss)	(541,447)	(1,617,732)	(3,656,903)	(2,869,034)

Net other income and (expense)	15,416	44,873	(36,675)	134,533

Net (loss)	$(526,031)	$(1,572,859)	$(3,693,578)	$(2,734,501)

Loss per share, basic and diluted			$(0.17)	$(0.12)

Weighted average shares outstanding, basic and diluted			22,268,034	22,117,992

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2007 and June 30, 2006

	June 30, 2007	June 30, 2006
		(Restated)
ASSETS
Current Assets	$1,153,830	$4,414,215
Property and equipment	108,915	245,000
Intangible assets	2,311,110	2,162,042
Deposits	340,440	316,621

TOTAL ASSETS	3,914,295	7,137,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	148,699	613,833
Accrued expenses and other	233,112	401,290
Deferred revenue	818,250	1,144,950

Total Current Liabilities	1,200,061	2,160,073
Capital lease-long term portion	846	3,146
Stockholders’ equity	2,713,388	4,974,659

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,914,295	$7,137,878